EXHIBIT 3.5



               CERTIFICATE OF AMENDMENT OF MEDICAL NUTRITION, INC.
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                        CERTIFICATE OF SHARE COMBINATION
                        --------------------------------

                  The undersigned corporation, organized under the laws of the State of New Jersey, certifies the following to effect a share combination, on board action, in accordance with Section 14A:7-15.1 of the New Jersey Business Corporation Act and to amend the Certificate of Incorporation of the above-named corporation and in accordance therewith:

                  FIRST: The name of the corporation is Medical Nutrition, Inc.

                  SECOND: The resolution approving the share combination was duly adopted by the Board of Directors on September 12, 1989.

                  THIRD: This combination will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not increase the number of authorized but unissued shares, except as permitted by Section 7-15.1 of the New Jersey Business Corporation Act.

                  FOURTH: All ten million authorized shares are subject to this combination, and those shares are to be combined into two million shares (1 share for 5 shares exchange).

                  FIFTH: To affect a share combination on a 1 for 5 basis, Paragraph Fourth of the Certificate of Incorporation is amended in its entirety as follows:


                                    AMENDMENT

                  FOURTH: The aggregate number of shares that the corporation shall have authority to issue is 2,000,000 shares, all of which shall be without nomial or par value. All or part of such shares may be issued by the company from time to time, and for such consideration, as may be determined upon and fixed by the Board of Directors, as provided by law. The Board of Directors shall have the power to amend the company's Certificate of Incorporation to effectuate the division of shares into classes and into series within any class or classes, the determination of the designation and number of
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                  shares of any class or series, the determination of the
                  relative rights, preferences and limitations of the shares of any class or series, and any or all of such divisions and determinations.

                  SIXTH: The combination shall become effective upon the filing of this Certificate.

                  IN WITNESS WHEREOF, Medical Nutrition, Inc., has caused its duly authorized officer to execute this Certificate and Amendment on October 18, 1989.


                                       By: /s/ ARNOLD GANS
                                           -----------------------------------
                                           Arnold Gans
                                           Title: President


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